CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of The Aegis Funds and to the use of our report dated January 25, 2005 on the financial statements and financial highlights of the Aegis High Yield Fund, a series of shares of beneficial interest of The Aegis Funds, as of and for the year ending December 31, 2004. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.



Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
February 25, 2005